UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 13 , 2005

DUNE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas
(Address of Principal Executive Offices, including Zip Code)

(713) 888-0895
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

     On June 13, 2005, Dune Energy, Inc. (“we” or the "Company") entered into an Asset Purchase and Sale Agreement (the “Agreement”) with Voyager Partners, Ltd. (“Seller”), to acquire 95% of Seller’s producing and non-producing oil and natural gas properties and related property and equipment (the “Barnett Shale Assets”) located in the North Texas Fort Worth Basin (the “Acquisition”). Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Agreement, a copy of which is filed as Exhibit 99.1 hereto, and which is incorporated by reference. The disclosure contained herein is intended merely as a summary of the material provisions of the Agreement, and for the complete terms of the Agreement, reference should be made to Exhibit 99.1 hereto. Also attached as Exhibit 99.2 is a copy of the Company’s press release dated June 14, 2005, announcing the signing of the Agreement.

     Previously, we had disclosed that we entered into a Letter of Intent (“Letter of Intent”) to acquire natural gas and oil properties in the North Texas Fort Worth Basin from multiple related entities. To avoid acquiring the Barnett Shale Assets from multiple parties, we decided that Seller would first acquire those assets from its related entities and, in turn, sell the Barnett Shale Assets to us pursuant to the Agreement. We expect that there are approximately 100 vertical drilling locations on the Barnett Shale Assets based on current well spacing rules, although as many as one third of these locations may be drilled horizontally. A reserve evaluation as of December 31, 2004, prepared by independent petroleum engineering firm DeGolyer & MacNaughten, indicated that there were approximately 27 Bcfe of net proved reserves underlying the Barnett Shale Assets. Since that date, based on the Company’s internal evaluation, we expect Seller to add as much as 18 Bcfe in proved reserves to the asset package pursuant to (i) their operations since year-end and (ii) the acquisition of the Remaining Additional Leases discussed below. Also as discussed below, the Company is acquiring the option to purchase a portion of the interest of Seller in certain limited partnerships that will own gas gathering pipelines serving the Barnett Shale Assets.

     The purchase price for the Acquisition is $56,000,000, subject to adjustment as discussed below (the “Purchase Price”). The Agreement contemplates that the closing (“Closing”) of the Acquisition will occur on or before June 30, 2005. The Closing is subject to certain conditions also discussed below, including, without limitation, our receipt of adequate financing to complete the Acquisition. Once the Closing occurs, we will be deemed to have owned the Barnett Shale Assets beginning as of May 1, 2005.

     We are attempting to finance the Acquisition through private placements of our debt and equity. There can be no assurance that we can secure such financing or that the Acquisition will be successfully completed. As described in this Report, the Closing is subject to various conditions being met, and the Agreement is subject to termination under certain circumstances.

     The Barnett Shale Assets are more fully described in the Agreement and generally consist of 95% of Seller’s interests in and relating to: certain oil and gas leases and the lands covered thereby, the wells located on such lands, the oil, gas and other hydrocarbons produced from such leases and lands, and the equipment and personal property located on such leases and lands. Seller is not selling, and we are not buying, the remaining 5% of Seller’s interests in such leases and lands (the “Retained Interests”). However, during the 90 day period after the termination of the Transitional Matters Agreement (described below), which has a term of 12 months from Closing subject to extension at our option, we will have the option to buy, and Seller will have the option to cause us to buy, the Retained Interests for a price equal to $1.485 for each thousand cubic feet of proved net gas reserves attributable to the Retained Interests. Any purchase of the Retained Interests will relate back to January 1st of the year in which such option to purchase (or option to cause the purchase) is exercised.

     As a condition to our obligation to close the Acquisition, an affiliate of Seller which is currently operating the Barnett Shale Assets (“Seller’s Operator”) must enter into a Transitional Matters Agreement as of the date of the Closing (“Closing Date”), whereby Seller’s Operator will operate the Barnett Shale Assets for us on a contract basis after the Closing, while Dune Operating Company (“DOC”), a wholly owned subsidiary of the Company, will be the operator of record. Under the Transitional Matters Agreement, Seller’s Operator will provide DOC with certain operating, accounting, and administrative services with respect to the Barnett Shale Assets for up to 12 months after the Closing, subject to our right to extend the term on a month-to-month basis. Under the Transitional Matters Agreement, we will pay Seller’s Operator a fee of $400 per month for each active well on the Barnett Shale Assets, except for those active wells in which Seller’s Operator is conducting a “Major Operation” (such as drilling and equipping wells for production or reworking or other remedial operations) as to which we will pay Seller’s Operator a fee of $6,000 per month until such Major Operation is completed. Such fee will be prorated on a daily basis if the Major Operation is completed in less than a month.

     Seller is obligated under the Agreement to obtain, at its cost, the rights to certain additional oil and gas leases (“Additional Leases”) and to transfer them to us, at Closing or within 120 days after the date of the Closing, as though they were Barnett Shale Assets covered by the Agreement. One of the Additional Leases (the “Key Additional Lease”) must be acquired by Seller prior to Closing, and Seller’s acquisition of the Key Additional Lease is a condition to our obligation to close the Acquisition. The other Additional Leases (the “Remaining Additional Leases”) are to cover at least nine (9) additional well locations for the development of proved undeveloped Barnett Shale reserves. The Remaining Additional Leases may be transferred to us after the Closing, and the acquisition and transfer of those leases is not a condition to our obligation to close. At Closing, we will deposit into escrow $500,000 out of the Purchase Price for each Remaining Additional Lease not obtained prior to and transferred to us at the Closing. For each Remaining Additional Lease which Seller is unable to obtain within 120 days after the Closing Date, we will be entitled under the Agreement to reduce the Purchase Price by $500,000 and receive such amount out of escrow.

     In addition to the possible reduction of the Purchase Price for Seller’s failure to deliver Additional Leases as described above, the base Purchase Price of $56,000,000 will be subject to certain customary adjustments at Closing. If there exist any title defects, environmental conditions, or casualty or loss events relating to any of the Barnett Shale Assets at Closing, we are entitled under the Agreement to receive a credit to the Purchase Price equal to the resulting reduction in value; but in the case of title defects, we are entitled to receive a credit to the Purchase Price only to the extent that the aggregate reductions in value due to title defects exceeds $1,000,000. Each Barnett Shale Asset subject to a title defect, environmental condition, or casualty or loss amounting to at least 25% of its value may be excluded from the Acquisition at the option of us or Seller, and the Purchase Price will be correspondingly reduced.

     In addition, the base Purchase Price will be reduced at Closing by the dollar amount of advances (“Advances”) which we have made or will make to Seller to pay for certain well completion operations on the Barnett Shale Assets prior to the Closing Date. Under the Agreement (and also as provided for in the Letter of Intent), we are required to advance to Seller up to $450,000 per well, and up to an aggregate of $2,500,000, for these operations until the date of the Closing. If the Closing does not occur, we will receive a percentage of Seller’s undivided leasehold interest in each well with respect to which we contributed monies as an Advance equal to 80% of our Advance allocated to such well, divided by the total costs and expenses incurred by Seller with respect to such well.

     As another condition to our obligation to close the Acquisition, Seller and certain of its affiliates, as the assignors (the “Assignors”), must enter into with us (as the Assignee) at Closing the Area of Mutual Interest Agreement (the “AMI Agreement”). The area of mutual interest or “AMI” defined in the AMI Agreement includes, as a general matter, the area within approximately two (2) miles of the exterior boundaries of the existing leases included in the Barnett Shale Assets. The AMI Agreement provides that if, during the period of 24 calendar months beginning May 1, 2005, any of the Assignors acquires an oil or gas lease or an interest therein covering any of the lands located in the AMI, we have a 20-day option to acquire 95% of the interest acquired by the Assignors in such lease or interest for a price equal to the Assignors’ acquisition cost for such lease or interest. The AMI Agreement does not apply to the Additional Leases.

     Seller has represented that it is in the process of becoming a 20% to 49% limited partner in three (3) or more limited partnerships, the purpose of which is to design, construct, lay, own, operate and maintain natural gas gathering pipelines in the same general geographic area as the Barnett Shale Assets. The Agreement gives us the option, within 90 days after the later of the Closing Date or the date as of which each such limited partnership is formed, to acquire 80% of Seller’s interests in each such limited partnership for a price equal to 100% of the initial contribution to capital which Seller is required to make into such limited partnership.

     At Closing, we will be obligated to pay certain brokers a total of $75,000.

     We have been and will continue to perform substantial due diligence prior to the Closing. In the event any title defects, environmental conditions, or casualty or loss events relating to any of the Assets causes a reduction in the base Purchase Price (minus the value of the Key Additional Lease and certain other leases, the acquisition by Seller of which is a condition to our obligation to close) of 15% or more pursuant to the terms of the Agreement, either party may terminate the Agreement prior to Closing. In addition, if we do not receive adequate financing by June 30, 2005, to pay for the Acquisition, we will have the right to terminate the Agreement.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Asset Purchase and Sale Agreement dated June 13, 2005 between the Company and the Seller
99.2	Press Release dated June 14, 2005 announcing signing of Asset Purchase and Sale Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	June 14, 2005	By:	/s/ Alan Gaines

Name: Alan Gaines
Title: Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Asset Purchase and Sale Agreement dated June 13, 2005 between the Company and the Seller
99.2	Press Release dated June 14, 2005 announcing signing of Asset Purchase and Sale Agreement